Exhibit 99.01

Loxo Oncology Announces Second Quarter 2016 Financial Results

STAMFORD, Conn., August 3, 2016 — Loxo Oncology, Inc. (Nasdaq:LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, today reported financial results for the second quarter ended June 30, 2016. Loxo Oncology will not be conducting a conference call in conjunction with this earnings release.

“We had a productive second quarter,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “In April, we provided an important durability update for our adult Phase 1 LOXO-101 trial at AACR, and published our first pediatric response to LOXO-101 in a peer-reviewed journal. In May, we added new investors with a follow-on financing. In June, we presented data on our pediatric formulation and development plans to an FDA advisory committee, in a public forum. And just after the close of the quarter, we secured Breakthrough Therapy Designation for LOXO-101 from the FDA.”

Recent Highlights

•                  LOXO-101 Received Breakthrough Therapy Designation: In July, the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation to LOXO-101 “for the treatment of unresectable or metastatic solid tumors with NTRK-fusion proteins in adult and pediatric patients who require systemic therapy and who have either progressed following prior treatment or who have no acceptable alternative treatments.”

•                  LOXO-101 Selected for FDA Pediatric Advisory Committee Meeting: In June, Loxo Oncology participated in a meeting of the FDA’s Pediatric Oncology Subcommittee of the Oncologic Drugs Advisory Committee. The purpose of the meeting was to improve and encourage the development of oncology and hematology drugs for pediatric use. A replay of that presentation is available.  Loxo Oncology also submitted a briefing package in advance of this meeting, which is publicly available.

•                  Strengthened Balance Sheet: Loxo Oncology raised $41.4 million in gross proceeds in an equity financing in May 2016. Loxo Oncology’s cash, cash equivalents and investments are expected to be sufficient to fund operations into late 2018.

•                  LOXO-101 Update at AACR and Pediatric Case Report: In April, investigators provided an update of the Phase 1 adult trial of LOXO-101, highlighting patients with TRK fusion cancers. Of note from the presentation, all responding patients remained in response, all had shown evidence of tumor regression, and five of six patients had achieved a confirmed partial response (PR) by standard RECIST criteria. Importantly, five of these six patients were treated at or below the recommended Phase 2 dose. Separately, investigators also published a peer-reviewed case report of the first pediatric patient treated with a liquid formulation of LOXO-101 in the setting of infantile fibrosarcoma. The patient achieved a confirmed partial response and began again to achieve appropriate developmental milestones.

Upcoming Milestones

Loxo Oncology continues to make significant progress across its drug development pipeline. Upcoming milestones are expected to include:

•                  Continued enrollment of the LOXO-101 NAVIGATE Phase 2 global, multi-center, single-arm, open-label basket trial in adult patients with solid tumors that harbor a TRK fusion. Loxo Oncology plans to provide an enrollment update in the second half of 2016.

•                  Initiation of a Phase 1 study of a selective RET inhibitor in late 2016/ early 2017.

•                  Initiation of a Phase 1 study of next-generation TRK inhibitor LOXO-195, addressing previously treated patients with acquired resistance, in 2017. Loxo Oncology may provide access to LOXO-195 for emergency investigational use prior to 2017 if medically necessary, requested by a treating clinician, and authorized by the appropriate regulatory authorities. LOXO-195 is designed to retain potency against a common resistance mutation that has been described in two separate patients who have progressed on a competitor’s TRK inhibitor.

Second Quarter 2016 Financial Results

As of June 30, 2016, Loxo Oncology had aggregate cash, cash equivalents and investments of $171.7 million, compared to $153.9 million as of December 31, 2015.

Loxo Oncology continues to expect cash burn of $48 to $52 million in 2016. Based on the current operating plan, the company believes existing capital resources will be sufficient to fund anticipated operations into late 2018.

Research and development expenses were $12.3 million for the second quarter of 2016 compared to $5.7 million for the second quarter of 2015. This increase was primarily due to expanded clinical development activities for LOXO-101, as well as additional expenses related to the preclinical pipeline. Loxo Oncology also recognized research and development-related stock-based compensation expense of $0.2 million during the second quarter of 2016, compared to $0.9 million for the second quarter of 2015.

Research and development expenses were $20.7 million for the six months ended June 30, 2016, compared to $9.5 million for the six months ended June 30, 2015. This increase was primarily due to expanded clinical development activities for LOXO-101, as well as additional expenses related to the preclinical pipeline. Loxo Oncology also recognized research and development-related stock-based compensation expense of $0.5 million during the six months ended June 30, 2016, compared to $1.3 million for the six months ended June 30, 2015.

General and administrative expenses were $3.8 million for the second quarter of 2016 compared to $2.4 million for the second quarter of 2015. This increase was primarily attributable to employment costs and professional fees. Loxo Oncology also recognized general and administrative-related stock-based compensation expense of $1.1 million during the second quarter 2016, compared to $0.8 million for the second quarter 2015.

General and administrative expenses were $7.2 million for the six months ended June 30, 2016, compared to $4.8 million for the six months ended June 30, 2015. This increase was primarily attributable to employment costs and professional fees. Loxo Oncology also recognized general and administrative-related stock-based compensation expense of $2.1 million during the six months ended June 30, 2016, compared to $1.3 million for the six months ended June 30, 2015.

Net loss was $15.9 million and $27.5 million for the three and six months ended June 30, 2016, respectively, compared to $8.1 million and $14.2 million for the three and six months ended June 30, 2015, respectively.

About LOXO-101

LOXO-101 is a potent, oral and selective investigational new drug in clinical development for the treatment of patients with cancers that harbor abnormalities involving the tropomyosin receptor kinases (TRKs). Growing research suggests that the NTRK genes, which encode for TRKs, can become abnormally fused to other genes, resulting in growth signals that can lead to cancer in many sites of the body. In an ongoing Phase 1 clinical trial, LOXO-101 has demonstrated encouraging preliminary efficacy. LOXO-101 is also being evaluated in the NAVIGATE global Phase 2 multi-center basket trial in patients with solid tumors that harbor TRK gene fusions and the SCOUT Phase 1 trial in pediatric patients including infantile fibrosarcoma. LOXO-101 has been granted Breakthrough Therapy Designation by the U.S. FDA. For additional information about the LOXO-101 clinical trials, please refer to www.clinicaltrials.gov. Interested patients and physicians can contact the Loxo Oncology Physician and Patient Clinical Trial Hotline at 1-855-NTRK-123 or visit www.loxooncologytrials.com.

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.loxooncology.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, the timing and success of our clinical trials, success in our collaborations and the potential therapeutic benefits of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

LOXO ONCOLOGY, INC.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,906	$68,177
Short-term investments	118,831	85,715
Prepaid expenses with related party	—	922
Other prepaid expenses and current assets	2,753	1,830
Total current assets	174,490	156,644
Property and equipment, net	291	88
Other assets	440	726
Total assets	$175,221	$157,458
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$677	$269
Accrued expenses and other current liabilities	5,119	2,584
Total liabilities	5,796	2,853
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 21,654,688 and 19,577,707 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	263,680	221,457
Accumulated deficit	(94,351)	(66,838)
Accumulated other comprehensive income (loss)	94	(16)
Total stockholders’ equity	169,425	154,605
Total liabilities and stockholders’ equity	$175,221	$157,458

LOXO ONCOLOGY, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Operating expenses:
Research and development with related party	$—	$2,919	$—	$4,837
Research and development	12,331	2,793	20,687	4,708
General and administrative	3,786	2,387	7,180	4,779
Total operating expenses and loss from operations	(16,117)	(8,099)	(27,867)	(14,324)
Interest income, net	201	43	354	86
Net loss	$(15,916)	$(8,056)	$(27,513)	$(14,238)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.77)	$(0.49)	$(1.36)	$(0.86)
Weighted average shares outstanding, basic and diluted	20,587,848	16,540,764	20,177,162	16,507,700

###

Contacts for Loxo Oncology, Inc.

Company:
Jacob S. Van Naarden
Chief Business Officer

jake@loxooncology.com

Investors:

Peter Rahmer
The Trout Group, LLC
646-378-2973
prahmer@troutgroup.com

Media:

Dan Budwick
Pure Communications, Inc.
973-271-6085
dan@purecommunicationsinc.com